Exhibit 99

June 28, 2013

Alcoa to Close Fusina Smelter in Italy

NEW YORK—(BUSINESS WIRE)—Alcoa (NYSE:AA) announced today that it intends to permanently close its Fusina (Venice, Italy) primary aluminum smelter, which has been curtailed since June 2010. The planned closure will reduce Alcoa’s global smelting capacity of 4.2 million metric tons per year by 44,000 metric tons.

The intended closure of Fusina’s 44,000 metric tons is in addition to the 460,000 metric tons of operating smelting capacity that Alcoa previously announced was under review.

“The underlying conditions that led Alcoa to curtail the Fusina smelter in 2010 have not fundamentally changed,” said Alcoa Global Primary Products President Bob Wilt. “Global aluminum prices remain weak and we must take action to maintain Alcoa’s competitiveness.”

Alcoa will work with affected communities to explore ways to redevelop the closed smelter and will consult with local unions to put appropriate social support in place for the employees impacted by the closure. Alcoa currently employs 14 people at the curtailed smelter.

The Alcoa Fusina rolling mill operates separately from the smelter and is not affected by this announcement.

Total restructuring-related charges for second quarter 2013 as a result of the closure are expected to be between $30 million and $35 million after-tax, or about $0.03 per share, of which approximately 50 percent is non-cash.

About Alcoa

Alcoa is the world’s leading producer of primary and fabricated aluminum, as well as the world’s largest miner of bauxite and refiner of alumina. In addition to inventing the modern-day aluminum industry, Alcoa innovation has been behind major milestones in the aerospace, automotive, packaging, building and construction, commercial transportation, consumer electronics and industrial markets over the past 125 years. Among the solutions Alcoa markets are flat-rolled products, hard alloy extrusions, and forgings, as well as Alcoa® wheels, fastening systems, precision and investment castings, and building systems in addition to its expertise in other light metals such as titanium and nickel-based super alloys. Sustainability is an integral part of Alcoa’s operating practices and the product design and engineering it provides to customers. Alcoa has been a member of the Dow Jones Sustainability Index for 11 consecutive years and approximately 75 percent of all of the aluminum ever produced since 1888 is still in active use today. Alcoa employs approximately 61,000 people in 30 countries across the world. For more information, visit www.alcoa.com, follow @Alcoa on Twitter at www.twitter.com/Alcoa and follow Alcoa on Facebook at www.facebook.com/Alcoa.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “expects,” “intends,” “plans,” “will,” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements, including, without limitation, forecasts concerning aluminum industry conditions or other trend projections, anticipated financial results or operating performance, and statements about Alcoa’s strategies, objectives, goals, targets, outlook, and business and financial prospects. Forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors and are not guarantees of future performance. Important factors that could cause Alcoa’s actual results, performance or outcomes to differ materially from those expressed in or implied by the forward-looking statements include: (a) the inability to complete the permanent closure of the Fusina primary aluminum smelter as planned, whether due to legal or regulatory requirements, objections from various stakeholders, or other unforeseen factors; (b) changes in preliminary accounting estimates due to the significant judgments and assumptions required; and (c) the other risk factors discussed in Alcoa’s Form 10-K for the year ended December 31, 2012 and other reports filed with the Securities and Exchange Commission. Alcoa disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.